SHAREHOLDER SERVICES AGREEMENT

This Agreement is made as of July 11, 2013 between American Independence Funds Trust II, a Delaware statutory trust (the “Trust”), on behalf of each series set forth on Schedule A hereto, as amended from time to time (each, a “Fund”), and American Independence Financial Services, LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (“1940 Act”);

WHEREAS, the Trust issues shares of beneficial interest (“shares”) in separate series, each having multiple classes of shares (“Classes”), with each series (including each Fund) representing interests in a separate portfolio of securities and other assets with separate liabilities;

WHEREAS, certain beneficial owners of the Funds’ shares (“shareholders”) may require certain shareholder services, and the provisions of such services to those shareholders may benefit them and facilitate their ability to invest in the Fund;

WHEREAS, the Trust, on behalf of the Funds, and the Adviser have entered into an Investment Advisory Agreement, pursuant to which Adviser provides investment advisory services to the Funds; and

WHEREAS, the Trust desires that Adviser serve, and Adviser wishes to serve, as the Trust’s shareholder servicing agent, to provide shareholders of the Funds with one or more of the shareholders services described in Schedule B hereto (“Services”), as such Schedule may be amended from time to time.

NOW, THEREFORE, The Trust and Adviser agree as follows:

     1. Appointment. The Trust hereby authorizes Adviser, and Adviser hereby agrees, to provide any or all of the Services to the Funds and/or shareholders of the Funds, as appropriate.

2. Services to be Performed.

     2.1 Services; Standard of Care. For the duration of this Agreement, Adviser agrees to use its reasonable best efforts, subject to applicable legal and contractual restrictions and in compliance with the procedures described in the then-current prospectus(es) and Statement(s) of Additional Information of the

Funds (collectively, “Prospectuses”), to provide one or more of the Services. Except as otherwise provided herein, Adviser shall not be liable for any costs, expenses, damages, liabilities or claims

(including reasonable attorneys’ fees and accountants’ fees) incurred by a Fund, except those costs, expenses, damages, liabilities or claims arising out of Adviser’s or Adviser’s affiliates own fraud, gross negligence or willful misconduct, or by reason of the reckless disregard by Adviser or Adviser’s affiliates of the Adviser’s obligations and duties hereunder. Under no circumstances shall either party hereto be liable to the other for special, punitive or consequential damages arising under or in connection with this Agreement, even if the party is previously informed of the possibility of such damages.

     2.2. Office Space and Equipment; Information and Support to the Trust. Adviser shall provide such office space and equipment, telephone facilities, and personnel (which may be any part of the space, equipment, and facilities currently used in Adviser’s business, or any personnel employed by Adviser) as may be reasonably necessary or beneficial in order to provide or arrange for the provision of the Services. Adviser shall (i) furnish such information to the Trust, the Board of Trustees of the Trust or their designees as they may reasonably request including, without limitation, periodic information regarding the Services provided, and (ii) otherwise cooperate with the Trust, the Board of Trustees and their designees (including, without limitation, any auditors or counsel designated by the Trust or its Trustees)

concerning this Agreement and the monies paid or payable by the Trust pursuant hereto, as well as any other reports or filings that may be required by law.

3.	Fees.
3.1	Fees paid to Adviser. As full compensation to Adviser for its performance under this Agreement and the expenses Adviser incurs in connection therewith, the Trust shall compensate Adviser for the Services it performs with respect to each Class of a Fund in an amount up to the amount set forth in Schedule A with respect to the Class.

     3.2 Calculation and Amount of Fees. The Adviser’s fee shall be calculated and accrued daily and paid monthly in arrears or at such other intervals as Adviser and the Trust may agree in writing.

     4. Information Pertaining to the Shares. Adviser acknowledges that no person is authorized to make any representations concerning the Trust or any Fund except those representations contained in the applicable Fund’s then-current Prospectuses and in such printed information as the Trust or the principal underwriter for the Trust may prepare or approve in writing.

     5. Representations of the Parties. Each party to this Agreement represents and warrants to the other that (i) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance; (ii) the person signing this Agreement on its behalf is duly authorized to do so; (iii) it has obtained all authorizations of any governmental body required in connection with this Agreement and such authorizations are in full force and effect; and (iv) the execution, delivery and performance of this Agreement will not violate any law, ordinance, charter, by-law or rule applicable to it or any agreement by which it is bound or by which any of its assets are affected.

     6. Compliance with Laws, Rules and Regulations. Adviser represents and warrants that it shall comply with all applicable laws, rules and regulations and the provisions of its organizational documents and any and all material contractual obligations in providing the Services.

7.	Indemnification.
7.1	Indemnification of Adviser. The Trust will indemnify Adviser against, and hold Adviser harmless from, all losses, claims, damages, liabilities or expenses (including reasonable fees and disbursements of counsel) arising out of: (i) the material breach by the Trust of any of its obligations under this Agreement; (ii) the willful misfeasance, bad faith, or gross negligence of the Trust, its officers, employees or agents (other than the Adviser, to the extent the Adviser could be deemed an agent of the

Trust) in the performance of the Trust’s duties or obligations under this Agreement; or (iii) the reckless disregard by the Trust, its officers, employees, or agents (other than the Adviser, to the extent the Adviser could be deemed an agent of the Trust) of the Trust’s duties and obligations under this Agreement.

     7.2. Indemnification of the Trust. Adviser shall indemnify the Trust against and hold the Trust harmless from all losses, claims, damages, liabilities or expenses (including reasonable fees and disbursements of counsel) arising out of: (i) the material breach by the Adviser of any of its obligations under this Agreement; (ii) the willful misfeasance, bad faith, or gross negligence of the Adviser, its officers, employees or agents in the performance of the Adviser’s duties or obligations under this

Agreement; or (iii) the reckless disregard by the Adviser, its officers, employees, or agents of the

Adviser’s duties and obligations under this Agreement.

     7.3 Procedure for Indemnification. In any case in which a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be advised of all pertinent facts concerning the situation in question and the indemnified party shall use reasonable care to identify and notify the indemnifying party promptly concerning any situation that presents or appears likely to present a claim for indemnification by the indemnifying party. The indemnifying party shall have the option to defend the indemnified party against any claim which may be the subject of indemnification under this Section 7. In the event that the indemnifying party elects to defend against the claim, the defense shall be conducted by counsel chosen by indemnifying party and reasonably satisfactory to the indemnified party. The indemnified party may retain additional counsel at own its expense. Except with the prior written consent of indemnifying party, the indemnified party shall not confess any claim or make any compromise in any case in which indemnifying party is asked to indemnify the indemnified party.

     7.4 Survival of Indemnities. The indemnities granted by the parties in this Section 7 shall survive the termination of this Agreement.

     8. Term and Termination. This Agreement shall not take effect with respect to any Class of any Fund until it has been approved by votes of a majority of both: (i) the Trustees and (ii) the Trustees who are not “interested persons” (as that term is defined in the 1940 Act) of the Trust and have no direct or indirect financial interest in the operation of this Agreement or in any related agreements (“Independent Trustees”). Unless sooner terminated, this Agreement will continue in effect with respect to each Class of each Fund for one year from effectiveness of the Agreement for that Class and thereafter for successive annual periods, provided that such continuance is specifically approved at least annually by votes of a majority of both (i) the Board of Trustees of the Trust and (ii) the Independent Trustees. This Agreement may be terminated with respect to a Class of a Fund or a Fund in its entirety, at any time without the payment of any penalty, by: (i) a vote of a majority of the Board of Trustees; (ii) a vote of the majority of the Independent Trustees; (iii) a vote of a majority of the Class’ or Fund’s outstanding voting securities, respectively; or (iv) the Adviser on 60 days’ written notice, and shall terminate in its entirety when terminated as to all Classes of all Funds. The termination of this Agreement with respect to one Class or Fund shall not result in the termination of this Agreement with respect to any other Class or Fund. This Agreement shall also terminate automatically in the event of its assignment. (As used in this Agreement, the terms “majority of the outstanding voting securities”, “interested persons” and “assignment” shall have the same meanings as ascribed to such terms in the 1940 Act.) The parties hereto shall update Schedule A hereto from time to time as necessary to reflect changes in the Classes and Funds to which this Agreement applies.

     9. Privacy. Adviser acknowledges and agrees on behalf of itself and its officers, employees and agents that it may receive from shareholders or the Trust non-public personal information, or access to non-public personal information, about shareholders who are “customers” or “consumers” as such terms are defined under Regulation S-P (collectively, “Shareholder Information”). All information, including

Shareholder Information, obtained in the course of providing the Services pursuant to this Agreement shall be considered confidential information. Adviser shall not disclose such confidential information to any other person or entity or use such confidential information other than to carry out the purposes of this Agreement. Adviser further agrees to safeguard and maintain the confidentiality and security of Shareholder Information which is obtained pursuant to this Agreement. Without limiting the foregoing, the Trust hereby agrees that Adviser, its officers, employees or agents may provide confidential information, including Shareholder Information, to any of its affiliates, agents, advisers, service providers or Subcontractors engaged by Adviser, to extent that such party needs to know such information in connection with performance by the Adviser of its duties and obligations under the terms of this

Agreement.”

     10. Changes; Amendments. This Agreement may be amended only by the mutual written consent of the parties hereto.

     11. Notices. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed to Adviser or the Trust, as appropriate, at 230 Park Avenue, Suite 534, New York, NY 10169.

     12. Governing Law. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York applicable to agreements fully executed and to be performed therein, without regard to its conflict of law provisions.

     13. Limitation on Liability. The obligations of the Trust (or the Funds or Classes thereof) entered into in the name or on behalf thereof by any Trustee, representative or agent of the Trust (or particular Fund or Class thereof) are made not individually, but in such capacities, and are not binding upon any Trustee, shareholder, representative or agent of the Trust (or particular Fund or Class thereof) personally, but bind only the assets of the Trust (or particular Fund or Class thereof), and all persons dealing with any Fund and/or Class of the Trust must look solely to the assets of the Trust belonging to such Fund and/or Class for the enforcement of any claims against the Trust (or particular Fund or Class thereof).

     14. Complete Agreement. This Agreement, including the Schedules hereto, contains the full and complete understanding of the parties and supersedes all prior representations, promises, statements, arrangements, agreements, warranties and understandings between the parties with respect to the subject matter hereof, whether oral or written, express or implied.

     15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

     16. Severability. If any provision of this Agreement shall be held invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date and year first written above.

American Independence Funds Trust II

By: Name: Title:	Theresa Donovan Secretary

American Independence Financial Services, LLC

By: Name: Title:	Eric M. Rubin President

SCHEDULE A

TO

SHAREHOLDER SERVICES AGREEMENT
		Maximum
		Fees For
		the
Fund	Class	Services

American Independence MAR Tactical Conservative Fund	Class A	0.25%
	Class C	0.25%
	Class R	0.25%
American Independence MAR Tactical Moderate Growth Fund	Class A	0.25%
	Class C	0.25%
	Class R	0.25%
American Independence MAR Tactical Growth Fund	Class A	0.25%
	Class C	0.25%
	Class R	0.25%
American Independence MAR Tactical Aggressive Growth Fund	Class A	0.25%
	Class C	0.25%
	Class R	0.25%
American Independence Dividend Growth Fund	Class A	0.25%
	Class C	0.25%
	Class R	0.25%

Effective July 11, 2013

SCHEDULE B

TO

SHAREHOLDER SERVICES AGREEMENT

LIST OF SHAREHOLDER SERVICES

The Services comprise:

1.	Providing information and services to Fund shareholders, including professional and informative reporting, access to analysis and explanations of Fund reports, and information about shareholder positions in Fund shares.
2.	Assisting in the preparation of shareholder communications and forwarding shareholder communications to shareholders, such as proxies and proxy solicitation materials, shareholder reports, annual reports, dividend and capital gain distribution and tax notices to shareholders, and updated Prospectuses.
3.	Responding to inquiries from shareholders concerning their investment in shares of the Classes of the Funds.
4.	Providing the necessary personnel and facilities to perform the Services.
7.	Overhead and other expenses related to all Service activities, including but not limited to, telephone and other communications expenses, and website maintenance expenses (including developing and maintaining the Trust’s website)
8.	Providing such other similar services as may be reasonably requested to the extent permitted under applicable statutes, rules and regulations

In no event will any portion of the fee provided for herein be paid for services or elements of services that would be deemed to be primarily intended to result in the sale of Fund shares for purposes of Rule 12b-1 of the 1940 Act.

Effective July 11, 2013